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                                 EXHIBIT 10.13

                           Employment Agreement dated
                               December 15, 2005
                            between the Corporation
                             and David C. Crimmins

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                              EMPLOYMENT AGREEMENT

                                (DAVID CRIMMINS)

      This Employment Agreement, dated as of the 15th day of December, 2004, is by and among NORTH COUNTRY FINANCIAL CORPORATION, a Michigan corporation (to be renamed Mackinac Financial Corporation) (the "Company"), and DAVID CRIMMINS ("Employee").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to engage the services of Employee, and Employee is willing to accept such employment, on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth herein the parties hereto agree as follows:

      1. Employment and Duties. In accordance with actions taken and authorized by the Board of Directors of the Company (the "Company Board"), effective upon the latest to occur of (i) the closing of the transactions provided for in the Stock Purchase Agreement dated August 10, 2004, as amended, between the Company and NCFC Recapitalization, LLC, and (ii) receipt of all necessary Regulatory Approvals (as such term is defined in the Stock Purchase Agreement) with regard to this Agreement (the "Effective Date"), Employee shall become employed and appointed as either a Senior Vice President or a Senior Managing Director of the Company's wholly-owned subsidiary, North Country Bank and Trust ( to be renamed Mackinac Bank) (the "Bank"), and shall have the duties and responsibilities commensurate with such titles and offices, including, without limitation, the responsibility for hiring, organizing and managing, in consultation with and under the supervision of the Chief Executive Officer of the Company and

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the Bank, a commercial lending team for the Bank located in and primarily serving the Oakland County, Michigan area, as well as all such duties and responsibilities as now are or hereafter may be set forth with respect to such offices in the by-laws of the Bank or the directives of the Board of Directors of the Bank, or the Chief Executive Officer of the Company or the Bank. During the period of his employment hereunder, Employee also shall serve as an officer of such other affiliates of the Bank or the Company and in such other capacities as he may be requested by the Company Board and shall assume such additional duties and responsibilities as from time to time may be assigned to him by the Company Board, all without additional compensation therefor. Throughout the period of his employment hereunder, Employee shall devote his business time, attention, and energy on a full-time basis exclusively to the affairs of the Bank and the Company and its affiliates.

      2. Term of Employment. The employment of Employee hereunder shall commence on the Effective Date and shall continue thereafter through the end of the thirty-sixth (36th) month following the Effective Date (the "Employment Period"), unless earlier terminated as hereinafter provided. After the initial Employment Period, the term of this Agreement shall be automatically extended for additional one-year periods unless at least 30-days prior to the expiration written notice is given by one party to the other of his or its intention not to renew this Employment Agreement at the end of the initial Employment Period or any extended term, as the case may be.

      3. Cash Compensation. As full cash compensation for all services to be performed by Employee hereunder, the Company shall pay to Employee the following:

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            (a) Salary of not less than $175,000 per year (to be reviewed annually by the Company Board), payable at the intervals at which other executive officers of the Company and the Bank are paid;

            (b) A signing bonus of $100,000;

            (c) A guaranteed 2005 bonus minimum of $75,000; and

            (d) Any future bonus (if earned), will be based on loan volumes and loan quality, and will contain a deferred component, in accordance with the Company's or Bank's policy or plan.

      4. Certain Benefits. During the period of his employment hereunder, the Company shall provide the following benefits:

            (a) On terms agreed to by the Company's Chief Executive Officer, the Company shall pay or contribute to the costs of the Employee's membership (which will include payment by the Company of 100% of the initiation fees, dues and business-related utilization costs, and the Employee's obligation to repay the amount, if any, the Company pays toward the equity portion of such club membership upon termination of the Employee's employment for any reason) in one country club approved by the Company's Chief Executive Officer and utilized by the Employee for business-related activities;

            (b) Assumption of car lease payment for the benefit of Employee, not to exceed $450.00 per month; and

            (c) Allow for Employee to participate in a stock option plan of the Company (the "Plan") maintained by the Company. Specifically, on or within 30 days after the Effective Date, Employee shall be awarded options to purchase 20,000 shares of the Company's Common Stock (adjusted for a 1 for 20 reverse stock split to be effective on the Effective Date on such

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terms and conditions specified in an appropriate stock option agreement (the
"Option Agreement") and the Plan. The Option Agreement shall provide that twenty-percent (20%) of the options will vest immediately, and the remaining options will vest in increments over a four year period and upon Employee meeting certain specified performance criteria specified in the Stock Option Agreement.

      5. Employee Benefits. During the period of his employment hereunder, Employee also shall be entitled to participate in such Company employee benefit plans as from time to time are maintained, sponsored, or made available to the executive employees of the Company and the Bank generally, in each case on the same terms and subject to the same conditions and limitations generally applicable to other executive officers with respect to participation therein.

      6. Certain Expenses. The Company shall pay or reimburse Employee for the reasonable travel, entertainment and other incidental expenses (including the cost of business publications and professional associations) incurred on business of the Company or the Bank with the approval of the Chief Executive Officer of the Bank, and in accordance with the Company's practices as in effect during the term of this Agreement as applied to executive officers.

      7. Certain Continuing Obligations of Employee. Throughout the period of his employment hereunder and thereafter, Employee agrees to keep confidential all trade secrets, customer lists, business strategies, financial and marketing information, and other data concerning the private affairs of the Company and the Bank or any of their affiliates, made known to or developed by Employee during the course of his employment hereunder ("Confidential Information"), not to use any Confidential Information or supply Confidential Information to others other than in furtherance of the Company's or Bank's business, and to

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return to the Company upon termination of his employment all copies, in whatever form, of all Confidential Information and all other documents relating to the business of the Company or any of its affiliates which may then be in the possession or under the control of Employee.

      At the request of the Company Board, whether or not made during the period of his employment hereunder, Employee agrees to execute such confidentiality agreements, assignments of intellectual property rights, and other documents as hereafter may be reasonably determined by the Company Board to be appropriate to carry out the purposes of this Section.

      8.    Termination of Employment; Effect.

            (a) Employee's employment hereunder will be terminated in any of the following ways:

                  (i) Immediately upon the death of the Employee;

                  (ii) Immediately upon the Employee becoming disabled due to his physical or mental condition to regularly and satisfactorily perform his duties hereunder (as determined by the Company Board) for a period of thirty (30) continuous days;

                  (iii) By either the Employee or the Company giving notice of his or its intention not to extend this Agreement's term as provided in Section 2 above, in which case Employee's employment will terminate at the end of the Employment Period or extended term, as the case may be;

                  (iv) By either the Employee or the Company, without or with
            Cause (as hereinafter defined), by 30 days' prior written notice to the other, effective as of the date specified in such notice; or

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                  (v) Thirty (30) days after written notice by either the
            Company or Employee after a Change of Control if (A) Employee terminates his employment for Good Reason; or (B) the Company terminates Employee's employment otherwise than for Cause or Employee's disability.

            (b) Upon the termination of Employee's employment in any of the ways provided in subsection (a), then this Agreement and all rights and obligations of Employee and the Company hereunder (as opposed to rights and obligations under any Company employee benefit plan in which Employee participated) shall terminate and cease immediately, except for (i) Employee's rights to the payments provided in Section 9 below; and (ii) the rights and obligations set forth in Section 7 above and Section 12 and
      Section 13 below.

            9. Payments On Termination. Employee shall be entitled to the following payments and benefits upon termination of his employment:

            (a) If Employee's employment is terminated under Section 8(a)(i) above (by reason of death), or if Employee's employment is terminated by Employee or the Company under Section 8(a)(iii) above (no extension), or if Employee's employment is terminated (either voluntarily by Employee or for Cause by the Company) under Section 8(a)(iv) above, then Employee shall be entitled to the cash compensation under Section 3(a) above, and the benefits and reimbursement to which Employee is entitled under Sections 5 and 6 above, through the date of termination of employment.

            (b) If Employee's employment is terminated under Section 8(a)(ii) above (disability), or by the Company without Cause under Section 8(a)(iv) above, Employee shall be entitled to the cash compensation payable under
      Section 3(a) above, and the

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      benefits and reimbursement to which Employee is entitled under Section 5 above, for a period of one year following the effectiveness of such termination of employment; provided, however, that in the event termination of employment occurs during the initial Employment Period, such payments and benefits shall continue for the longer of (i) the balance of the initial Employment Period, or (ii) one year following termination.

            (c) If Employee's employment is terminated after a Change of Control under Section 8(a)(v) above (by Employee for Good Reason; by the Company other than for Cause), Employee shall be entitled to a cash payment equal to 200% of the annual base salary under Section 3(a) above then in effect; provided, that if such termination occurs during the initial Employment Period, then there shall be added to such payment the amount, if any, by which the present value of the payments provided in Section 9(b) above (determined as of the termination date) exceed 200% of Employee's then annual base salary. In the event the payments required under this Agreement, when added together with any other amounts required to be included by Employee under the provisions of the Internal Revenue Code of 1986, as amended, result in an "Excess Parachute Payment," as that term is defined in Section 280G of the Code, then the amount of the payments provided for in this Agreement shall be reduced in an amount which eliminates any and all excise tax to be imposed under Section 4999 (or any successor thereto) of the Code.

      10. Definition. For purposes of this Agreement, "Cause" means any of the following:

            (a) Material breach of any of the terms of this Agreement or of the Company's or Bank's policies and procedures applicable to employees and/or directors;

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            (b) Conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or involving any violation of securities or banking law or regulation, or the issuance of any court or administrative order enjoining or prohibiting Employee from violating any such law or regulation;

            (c) Receipt of any written criticism of the performance of the Employee by any regulatory agency having jurisdiction over the Company or the Bank which in the good faith judgment of the Company Board may adversely affect the Company, the Bank or any of their affiliates, or has irreparably damaged Employee's continued ability to function effectively in any of the capacities contemplated by this Agreement;

            (d) Repeated or habitual intoxication with alcohol or drugs while on the premises of the Company or the Bank or any of their affiliates, or during the performance by Employee of any of his duties hereunder;

            (e) Embezzlement of any property belonging or entrusted to the Company or the Bank, or any of their affiliates;

            (f) Willful misconduct or gross neglect of duties, or failure to act with respect to duties or actions previously communicated to Employee in writing by the Company Board;

            (g) Any other act or omission of kind or nature similar to any of the foregoing, or determined in good faith by the Company Board to be of comparable seriousness, which in the good faith judgment of the Company Board may have adversely affected or may in the future adversely affect the Company, the Bank or any of their affiliates, or has irreparably damaged Employee's continued ability to function effectively in any of the capacities contemplated by this Agreement.

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            "Change in Control" shall occur if at anytime after the consummation of the transactions contemplated by the Stock Purchase Agreement, including the sale of shares of Common Stock of the Company and the reconstitution of its Board of Directors, whether such transactions occur at or after the Closing under the Stock Purchase Agreement:

        i. Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

        ii. A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Company Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;

        iii. During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Company Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Company Board; or

        iv. A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

      Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Company or a subsidiary of the Company, or other similar fiduciary capacity of the Company with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i)(a) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Company or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i)(a) hereof.

      Good Reason" means any of the following occurrences without the written consent of Employee: (a) the assignment to Employee of any duties inconsistent with his duties described in Section 1(a) hereof or any removal of Employee from or any failure to reelect Employee to his

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positions described in Section 1 hereof, except in connection with promotions to higher office; provided, that the suspension of Employee from the duties of his employment and any positions held by him during the pendency of any criminal proceedings against Employee as to which a conviction would constitute "Cause" shall not be deemed "Good Reason" so long as during the period of such suspension the Company continues to pay the base salary and provide the additional benefits to which Employee is entitled; (b) the Company requiring that the Employee relocate his principal office to a location twenty-five or more miles from Bloomfield Hills, Michigan; (c) the material reduction at any time of the additional benefits theretofore provided to Employee; provided, that
(i) reductions in the actual economic value of additional benefits in accordance with the objective terms of such additional benefits (e.g., changes in the amounts of bonus payments from time to time in accordance with the objective terms of a bonus formula) shall not be deemed a reduction of such additional benefits for this purpose, and (ii) the replacement of additional benefits with other new additional benefits having substantially equivalent economic value to Employee shall not be deemed a reduction of additional benefits for this purpose; (d) the failure of the Company to pay Employee the base salary and provide the additional benefits as and when required hereof; or (e) any other failure of the Company to perform its obligations to Employee hereunder if such failure continues uncured for ten (10) days after written notice thereof, specifying the nature of such failure and requesting that it be cured, is given by Employee to the Company.

      11. Integration; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and thereof, and together supersede and replace in their entirety any prior agreements or understandings concerning such subject matter. This Agreement may not be waived, changed, modified, extended, or discharged orally, but only by

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agreement in writing signed in the case of the Company by the Chairman or Vice
Chairman of the Company Board.

      12. Arbitration. Any controversy, dispute, or claim arising out of or relating to Employee's employment or to this Agreement or breach thereof shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association at its Southfield, Michigan offices. Judgment upon any award may be entered in any circuit court or other court having jurisdiction thereof, without notice to the opposite party or parties. Anything contained herein to the contrary notwithstanding, this agreement to arbitrate shall not be deemed to be a waiver of the Company's right to secure equitable relief including injunction (whether as part of or separate from the arbitration proceeding) if and when otherwise appropriate.

      13. Noncompetition and Nonsolitiation. Notwithstanding anything to the contrary contained elsewhere in this Agreement:

            (a) In view of Employee's importance to the success of the Company and the Bank, Employee and the Company agree that the Company and the Bank would likely suffer significant harm from Employee's competing with the Company or the Bank during Employee's term of employment and for some period of time thereafter. Accordingly, Employee agrees that Employee shall not engage in competitive activities while employed by the Company or the Bank and, in the event Employee's employment is terminated voluntarily by Employee or without cause by the Company pursuant to
      Section 8(a)(iv) above, during the Restricted Period. For avoidance of doubt, in the event this Employment Agreement is terminated under Section 8(a)(ii), 8(a)(iii) or 8(a)(v) above, such restriction on competitive activities will not apply. Employee shall be deemed to engage in competitive activities if he shall, without the prior written consent of

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      the Company, (i) within a seventy-five (75) mile radius of the main office, loan production office or any branch office of the Bank, render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise within a seventy-five (75) mile radius of the main office, loan production office or any branch office of the Bank, which competes directly or indirectly with the business of the Company or the Bank or any of their affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Employee shall not be prohibited from owning less than 5 percent of any publicly traded corporation whether or not such corporation is in competition with the Company. For purposes hereof, the term "Restricted Period" shall equal the longer of (y) twelve (12) months, or (z) the period during which Employee receives salary and benefits under Section 8(a)(iv) above (as provided in Section 9(b)), in each case commencing as of the date of Employee's termination of employment.

      14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State.

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      15.   Regulatory Approval. The Company and Employee agree to use their respective best efforts to obtain such approval of bank regulatory authorities as may be required for the payment of any termination payments as shall be or become subject to the prior approval of such regulatory authorities in accordance with the provisions of any statute or regulation applicable to the Company or any affiliate thereof at the time payment is to be made in accordance with this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    NORTH COUNTRY FINANCIAL CORPORATION

                                    By /s/ C. James Bess
                                       -----------------------------------------
                                       Its President and Chief Executive Officer

                                    /s/ David Crimmins
                                    --------------------------------------------
                                    David Crimmins

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